EXHIBIT (5)(b)


                     ADDENDUM NO. 1 TO ADVISORY AGREEMENT


               This Addendum, dated as of the 27th day of June 1997, is entered into between PEGASUS FUNDS (the "Trust"), a Massachusetts business trust, and FIRST CHICAGO NBD INVESTMENT MANAGEMENT COMPANY ("FCNIMCO"), a registered investment adviser.

               WHEREAS, the Trust, and FCNIMCO have entered into an Advisory Agreement dated April 12, 1996 ("Advisory Agreement"), pursuant to which the Trust appointed FCNIMCO to act as investment adviser ("Adviser") to the Trust's Money Market, Treasury Money Market, Municipal Money Market, Michigan Municipal Money Market, Cash Management, U.S. Government Securities Cash Management, Treasury Prime Cash Management, Growth, International Equity, Equity Index, Growth and Value, Intrinsic Value, Mid-Cap Opportunity, Equity Income, Small-Cap Opportunity, Bond, Short Bond, Michigan Municipal Bond, Intermediate Municipal Bond, Municipal Bond, Income, Intermediate Bond, International Bond, Managed Assets Balanced, Managed Assets Conservative and Managed Assets Growth Funds (each a "Fund");

               WHEREAS, Article 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional portfolios with respect to which it desires to retain FCNIMCO to act as the Adviser under the Advisory Agreement, the Trust shall so notify FCNIMCO in writing and if FCNIMCO is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to FCNIMCO pursuant to Article 5 of the Advisory Agreement;

               WHEREAS, pursuant to Article 1(b) of the Advisory Agreement, the Trust has notified FCNIMCO that it has established the Treasury Cash Management and High Yield Bond Funds and that it desires to retain FCNIMCO to act as the Adviser therefor, and FCNIMCO has notified the Trust that it is willing to serve as Adviser for such Funds.

               NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

               1. Appointment. The Trust hereby appoints FCNIMCO to act as Adviser to the Trust for the Treasury Cash Management Fund and High Yield Bond Fund for the period and on the terms set forth in the Advisory Agreement. FCNIMCO hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

               2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement, the Trust will pay the Adviser, and the Adviser will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of .20% and .70% of the Treasury Cash Management and High Yield Bond Funds' average daily net assets, respectively.

               3. Capitalized Terms. From and after the date hereof, the term "Fund" as used in the Advisory Agreement shall be deemed to include the Treasury Cash Management Fund and High Yield Bond Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

               4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

               IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                            PEGASUS FUNDS



                                            By: /s/ DONALD G. SUTHERLAND
                                               --------------------------------
                                               Donald G. Sutherland
                                               President and Trustee


                                            FIRST CHICAGO NBD INVESTMENT
                                            MANAGEMENT COMPANY



                                            By: /s/ MARCO HANIG
                                               --------------------------------
                                               Marco Hanig
                                               Managing Director